Robert Christian

                       3025 University Avenue, Suite 203A
                             Columbus, Georgia 31907
                        (706)507-2015, fax (661) 885-4312
                        E-mail: bob_Christian@hotmail.com





                            Friday, November 14, 2003


                          INVOICE FOR SERVICES RENDERED


TO:      Goldtech Mining Corporation
         4904 Waters Edge Drive, Suite 160
         Raleigh, NC 27606

RE :  Egan Systems, Inc.  / Goldtech Mining Corporation


For consulting services rendered in connection with reverse merger consultation and due diligence performed.


                                Fee payable             12,500  post reverse
                                                        ------  split shares